Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM LP

This Amended and Restated Certificate of Limited Partnership of Hess Midstream LP (the “Partnership”) has been duly executed and is being filed by Hess Midstream GP LP, as general partner, in accordance with Section 17-210 of the Delaware Revised Uniform Limited Partnership Act, to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on September 27, 2019 with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.	Name. The name of the limited partnership is Hess Midstream LP.

2.

Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

3.	General Partner. The name and mailing address of the sole general partner of the Partnership are:

Hess Midstream GP LP

1400 Smith Street

Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership of Hess Midstream LP as of January 26, 2026.

HESS MIDSTREAM GP LP, as general partner

By:	Hess Midstream GP LLC, as general partner of Hess Midstream GP LP

By:	/s/ Gabriela B. Boersner
Gabriela B. Boersner
General Counsel and Secretary